Exhibit 99.1
[ONEOK Logo]	News
August 7, 2006	Analyst Contact: Dan Harrison
918-588-7950 Media Contact: Megan Washbourne 918-588-7572

ONEOK Repurchases 7.5 Million Shares

Of Common Stock

TULSA, Okla. -- Aug. 7, 2006 -- ONEOK, Inc. (NYSE: OKE) today announced that it has repurchased 7.5 million shares of outstanding common stock under an accelerated share repurchase agreement with UBS Securities LLC at an initial price of $37.52 per share for a total of $281.4 million. The company funded the repurchase with cash on hand.

The company's outstanding shares used to calculate earnings per share have been reduced by the number of shares repurchased and now stand at approximately 110 million shares outstanding.

"By moving quickly to complete this accelerated share repurchase program, we create immediate value for our shareholders and eliminate the management distraction that would occur if we were to repurchase the shares over an extended period of time," said David Kyle, ONEOK chairman, president and chief executive officer. "We continue to believe our shares are undervalued, and, at current prices, our investment in company stock delivers an attractive return to shareholders," Kyle added.

Under the terms of the accelerated repurchase agreement, ONEOK repurchased 7.5 million shares immediately from UBS Securities. UBS Securities borrowed the shares sold to the company and will purchase shares in the open market to settle its borrowings. The company's repurchase is subject to, among other things, a financial adjustment based on the volume-weighted average price, less a discount, of the shares subsequently repurchased by UBS Securities over the course of the repurchase period. The price adjustment can be settled, at the company's option, in cash or in shares of the company's common stock.

The accelerated repurchase was completed under the company's previously approved stock repurchase plan in which the company's board of directors authorized the company to purchase 7.5 million shares. With the completion of the accelerated share repurchase plan, no shares remain available for repurchase under the amended plan. Shares of stock repurchased under this plan are held as treasury shares.

---------------------------------------------------------------------------------------------------------------------

ONEOK, Inc. (NYSE: OKE) is a diversified energy company. We are the general partner and own 45.7 percent of ONEOK Partners, L.P. (NYSE: OKS), one of the largest publicly traded limited partnerships, which is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation's premier natural gas liquids (NGL) systems, connecting much of the natural gas and NGL supply in the Mid-Continent with key market centers. ONEOK is among the largest natural gas distributors in the United States, serving more than 2 million customers in Oklahoma, Kansas and Texas. Our energy services operation focuses primarily on marketing natural gas and related services throughout the U.S. ONEOK is a Fortune 500 company.

For information about ONEOK, Inc. visit the Web site: www.oneok.com.

Some of the statements contained and incorporated in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements relate to financial adjustments in connection with the accelerated share repurchase program and other matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements in certain circumstances. OKE-FI

###